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                                                              EXHIBIT 10(iii)(n)



                                 February, 2001


Personal

Mr. George A. Lorch
250 Eshelman Road
Lancaster, PA  17601

     RE:  Amended and Restated Employment and
          Consulting Agreement

Dear Mr. Lorch:

     Reference is made to that certain Amended and Restated Employment and Consulting Agreement, dated as of August 7, 2000, among Armstrong Holdings, Inc. (the "Company"), Armstrong World Industries, Inc. ("Armstrong") and George A. Lorch (the "Executive"), as amended by the letter agreement dated October 30, 2000 (as so amended, the "Agreement"). Capitalized terms utilized herein unless otherwise defined herein have the meanings ascribed to such terms in the Agreement.

     This is to confirm our understanding with respect to certain amendments to the Agreement and related matters as follows:

     1. Section 10.2 of the Agreement is hereby amended to delete the reference to "January 31, 2003" and to replace it with "January 31, 2005";

     2. In consideration of the extension of the term of the noncompetition provision contained in Section 10.2 of the Agreement, clause (a) of Section 5.3 of the Agreement is hereby amended to delete the reference to "$1.8 million" and to replace it with "$2.8 million."

     3. Section 6 of the Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following sentence:

          During the term of this Agreement, during any period that the Executive is unable to perform the Executive's duties hereunder as a result of incapacity due to physical or mental illness, neither the Company nor Armstrong shall be required to pay any amounts payable to the Executive pursuant to this Agreement.

     4. Section 6 of the Agreement is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following:

          After January 31, 2001, the Change of Control Agreement shall terminate (including those provisions respecting the acceleration of benefits under any employee benefit plan of the Company or Armstrong, and any such acceleration previously requested by Executive shall not be effective).
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     5. Executive acknowledges that as of the date hereof, each of the Company and Armstrong has complied with all of its obligations under the Agreement, including all payment obligations thereunder (other than amounts to be paid pursuant to Section 5.3 thereof).

     6. From and after the date on which this letter agreement becomes effective as provided in paragraph 8 hereof, Armstrong shall be responsible for the payment of all obligations to Executive under the Agreement.

     7. Upon the effectiveness of this letter agreement, the Stock Option Surrender Agreement, dated September 25, 2000 shall be cancelled in all respects and all options referenced in such agreement and the related agreements shall be cancelled and void. In connection with such cancellation, Executive shall have no claims against either the Company, Armstrong or any Company Entity.

     8. This letter agreement is subject to the entry of an order by the Bankruptcy Court in which Armstrong's chapter 11 case is pending, authorizing and approving Armstrong's assumption of the Agreement as amended hereby, pursuant to section 365 of the Bankruptcy Code. In the event such an order is not entered on or before March 30, 2001, this letter agreement shall be null and void and of no force or effect.

     9. Promptly after the approval of this letter agreement as provided in paragraph 8 hereof, Armstrong shall pay to Executive the sum of $2.8 million provided in Section 5.3(a) of the Agreement and any payments due pursuant to
Section 5.3(b) of the Agreement.

     Kindly acknowledge your agreement with the foregoing by executing this letter agreement in the space provided below and returning it to John Rigas.

                                Very truly yours,

                                Armstrong World Industries, Inc.


                                By:
                                    ---------------------------
                                    Title


                                Armstrong Holdings, Inc.


                                By:
                                    ---------------------------
                                    Title

Agreement to this 12 day
of February, 2001.


/s/ George A. Lorch
------------------------
George A. Lorch